AMENDMENT NO. 1 TO FUND OF FUNDS INVESTMENT AGREEMENT

This Amendment No. 1 to Fund of Funds Investment Agreement (this "Amendment"), dated as of June 15, 2023, is made by and between each Acquiring Fund listed on Schedule A of the Agreement, severally and not jointly (each, an "Acquiring Fund") and each Acquired Fund listed on Schedule A of the Agreement, severally and not jointly (each, an "Acquired Fund" and together with the Acquiring Funds, the "Funds"). Capitalized terms used and not defined herein shall have the meaning set forth in the Agreement.

WHEREAS, the Acquired Funds and the Acquiring Funds are parties to that certain Participation Agreement dated effective November 1, 2022 (the "Agreement");

WHEREAS, the parties agree to revise Schedule A setting forth the Funds covered by the Agreement; and

WHEREAS, the parties now desire to modify the Agreement as provided herein.

NOW, THEREFORE, for good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), and intending to be legally bound, the parties agree as follows:

1.Schedule A of the Agreement is hereby deleted in its entirety and replaced with the attached Schedule A.

2.In the event of a conflict between the terms of this Amendment and the Agreement, it is the intention of the parties that the terms of this Amendment shall control and the Agreement shall be interpreted on that basis. To the extent the provisions of the Agreement have not been amended by this Amendment, the parties hereby confirm and ratify the Agreement.

3.This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first listed above.

AMERICAN CENTURY ETF TRUST,
on behalf of each Acquired Fund listed on Schedule A (except for the Small Cap Growth Fund, Short Duration Fund,
Diversified Bond Fund and Ultra Fund), Severally and Not Jointly
By: /s/ Patrick Bannigan
Name: Patrick Bannigan Title:    President
PACIFIC SELECT FUND, on behalf of each Acquiring Fund listed on Schedule A, Severally and Not Jointly By: /s/ Howard T. Hirakawa Name: Howard T. Hirakawa Title: Senior Vice President
AMERICAN CENTURY INVESTMENT TRUST, on behalf of the Short Duration Fund and Diversified Bond Fund, Severally and Not Jointly By: /s/ Patrick Bannigan Name: Patrick Bannigan Title: President
AMERICAN CENTURY MUTUAL FUNDS, INC., on behalf of the Small Cap Growth Fund and Ultra Fund, Severally and Not Jointly By: /s/ Patrick Bannigan Name: Patrick Bannigan Title: President

SCHEDULE A

Parties to the Agreement

Acquiring Funds

Fund	Ticker
PSF Avantis Balanced Allocation Portfolio	N/A

Acquired Funds

Fund	Ticker
Avantis® U.S. Equity ETF	AVUS
Small Cap Growth Fund	ANONX
Avantis® U.S. Small Cap Value ETF	AVUV
Avantis® International Equity ETF	AVDE
Avantis®Emerging Markets Equity ETF	AVEM
Avantis® Real Estate ETF	AVRE
Avantis Short-Term Fixed Income ETF	AVSF
Short Duration Fund	ASHHX
Avantis Core Fixed Income ETF	AVIG
American Century Diversified Corporate Bond ETF	KORP
Diversified Bond Fund	ACBPX
Ultra Fund	TWUIX

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